Exhibit 99.1

Contact:	Kenneth R. Meyers, Executive Vice President — Finance — U.S. Cellular
(773) 399-8900 kmeyers@uscellular.com

Mark A. Steinkrauss, Vice President, Corporate Relations
(312) 592-5384 mark.steinkrauss@teldta.com

FOR RELEASE:  IMMEDIATE

U.S. CELLULAR PROVIDES SELECTED FIRST QUARTER 2006 FINANCIAL
AND OPERATING DATA; UPDATES 2006 GUIDANCE

CHICAGO — May 10, 2006 — United States Cellular Corporation [AMEX:USM] today provided selected first quarter 2006 financial and operating data and updated its 2006 guidance.

Below is a summary of the preliminary operating data and unaudited results of certain key components of the statement of operations for the first quarter 2006. There can be no assurance that final results will not differ materially from these preliminary results.

Three months ended March 31
	2005 Actual (as restated)	Range of Amounts Currently Anticipated to be Reported for 2006
Operating Revenues	$711.1 million	$830 to 845 million
Operating Income	$39.5 million	$65 to 85 million

The following are selected summary operating data including certain preliminary first quarter 2006 data.

U.S. Cellular
Summary Operating Data

Quarter Ended	3/31/2006	12/31/2005	9/30/2005	6/30/2005	3/31/2005
Consolidated Markets:
All customers -
Customer units	5,633,000	5,482,000	5,303,000	5,227,000	5,127,000
Gross customer unit Activations	434,000	419,000	355,000	340,000	426,000
Net customer unit activations	151,000	125,000	76,000	94,000	182,000
Retail customers -
Customer units	5,029,000	4,927,000	4,765,000	4,688,000	4,601,000
Gross customer unit Activations	380,000	392,000	346,000	317,000	365,000
Net customer unit activations	122,000	130,000	77,000	81,000	123,000
Cell sites in service	5,438	5,428	5,149	5,034	4,899
Minutes of use (MOU) (1)	658	648	639	627	584
Postpay churn rate per month (2)	1.5%	1.6%	1.5%	1.4%	1.5%
Average monthly revenue per unit	$46.22	$45.94	$46.19	$44.52	$44.46

(1)          Average monthly local minutes of use per customer (without roaming).

(2)          Postpay churn rate per month is calculated by dividing the average monthly postpay customer disconnects during the quarter by the average postpay customer base for the quarter.

U.S. Cellular updated its 2006 guidance as of May 10, 2006 and it is as follows. Guidance for service revenues and depreciation, amortization and accretion has increased while the remaining guidance was unchanged. There can be no assurance that final results will not differ materially from this guidance.

Net Retail Customer Additions	390,000 — 450,000
Service Revenues	Approx. $3.2 billion
Operating Income	$230 — 290 million (1)
Depreciation, Amortization & Accretion	$585 million
Capital Expenditures	$580 - $610 million

(1)  Reflects estimated stock-based compensation expense of approximately $20 million, all of which is a non-cash expense. Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”), is effective for U.S. Cellular in the first quarter of 2006. U.S. Cellular will complete its analysis of the impact of SFAS 123(R) prior to the filing of its Form 10-Q for the quarter ended March 31, 2006.

U.S. Cellular and its audit committee concluded on Nov. 9, 2005, that U.S. Cellular would amend financial results for the first and second quarters of 2005, the years ended Dec. 31, 2002 - 2004, each of the quarters of 2003 and 2004, and certain selected financial data for the years 2000 and 2001. U.S. Cellular also delayed the filing of its Form 10-Q for the quarter ended Sept. 30, 2005.

The restatements and Form 10-Q for the quarter ended Sept. 30, 2005 were filed with the Securities and Exchange Commission (SEC) on April 26, 2006. It was necessary for U.S. Cellular to complete and file the restatements and its Form 10-Q for the quarter ended Sept. 30, 2005 before it could complete and file its Form 10-K for the year ended Dec. 31, 2005. Such Form 10-K is expected to be filed with the SEC on or prior to May 31, 2006. It is necessary for U.S. Cellular to complete and file such Form 10-K for the year ended Dec. 31, 2005 before it can complete and file its Form 10-Q for the quarter ended March 31, 2006. Such Form 10-Q is due on May 10, 2006, but can be extended to May 15, 2006 by filing Form 12b-25 with the SEC on or prior to May 11, 2006. Although a Form 12b-25 is being filed by U.S. Cellular on or prior to May 11, 2006, U.S. Cellular does not expect that the Form 10-Q for the quarter ended March 31, 2006 will be completed and filed by the extended due date of May 15, 2006. Accordingly, U.S. Cellular expects that its Form 10-Q for the quarter ended March 31, 2006 will not be filed on a timely basis.

Later today or tomorrow the company will be filing with the SEC a Form 8-K and Form 12b-25, providing notification of the expected late filing of Form 10-Q for the quarter ended March 31, 2006.

On Nov. 15, 2005, U.S. Cellular received a notice from the staff of the AMEX indicating that it was not in compliance with listing standards, due to its failure to file quarterly reports on Form 10-Q for the quarter ended Sept. 30, 2005 on a timely basis. The failure by U.S. Cellular to file its Form 10-K for the year ended Dec. 31, 2005 and its Form 10-Q for the quarter ending March 31, 2006 on a timely basis will also result in non-compliance with the AMEX listing standards. The company will regain compliance with the AMEX listing standards when it has filed with the SEC its Form 10-K for the year ended Dec. 31, 2005 and its Form 10-Q for the quarter ending March 31, 2006. The AMEX granted U.S. Cellular an extension until June 30, 2006 to regain compliance with AMEX listing standards.

The restatements and failure to file quarterly reports resulted in defaults under revolving credit agreements between U.S. Cellular and certain lenders and under certain forward contracts between subsidiaries of the companies and a counterparty. Waivers of such defaults have been extended provided that U.S. Cellular files its Form 10-K for the year ended Dec. 31, 2005 by May 31, 2006 and its Form 10-Q for the quarter ended March 31, 2006 by June 30, 2006.

About U.S. Cellular

As of March 31, 2006, U.S. Cellular, the nation’s sixth-largest wireless service carrier, provided wireless service to 5.6 million customers in 26 states. The Chicago-based company operates on a customer satisfaction strategy, meeting customer needs by providing a comprehensive range of wireless products and services, superior customer support and a high-quality network.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: All information set forth in this news release, except historical and factual information, represents forward-looking statements. This includes all statements about the company’s plans, beliefs, estimates and expectations. These statements are based on current estimates and projections, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Important factors that may affect these forward-looking statements include, but are not limited to: Possible future restatements; the ability of the company to successfully manage and grow the operations of the Chicago MTA and newly launched markets; changes in competition in the markets in which the company operates; changes in the overall economy; changes due to industry consolidation; advances in telecommunications technology; changes in the telecommunications regulatory environment; changes in the value of investments, including variable prepaid forward contracts; an adverse change in the ratings afforded our debt securities by accredited ratings organizations; pending and future litigation; acquisitions/divestitures of properties and/or licenses; and changes in customer growth rates,  average monthly revenue per unit, churn rates, roaming rates and the mix of products and services offered in the company’s markets. Investors are encouraged to consider these and other risks and uncertainties that are discussed in the Form 8-K used by U.S. Cellular to furnish this press release to the SEC, which are incorporated by reference herein.

For more information about U.S. Cellular, visit the web site at:

USM: www.uscellular.com

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